Exhibit 11

                             ELCO INDUSTRIES, INC.
                        AND CONSOLIDATED SUBSIDIARIES

                     Computations of Per Share Earnings
                   For the Three Years Ended June 30, 1994

               (Amounts in Thousands, Except Per Share Amounts)


                                             Fiscal year ended June 30
                                          -------------------------------
                                           1994       1993         1992

Net income (loss)                         $8,229     $4,869      $(2,525)
                                          ======     ======      ========

Primary Earnings Per Share
- - --------------------------
Average shares outstanding                 4,977      4,956        4,876


Common stock equivalents,
assuming average market price
using treasury share method                   41          7            3
                                           -----      -----        -----
Average shares outstanding including
common stock equivalents                   5,018      4,963        4,879
                                           =====      =====        =====
Primary earnings (loss) per share
  of common stock                          $1.65 (1)   $.98 (1)   $(.52) (1)
                                           =====       ====       ======
Fully Diluted Earnings Per Share
- - --------------------------------
Average shares outstanding                 4,977      4,956        4,876

Common stock equivalents,
assuming year-end market price
using treasury stock method                   41         27            8
                                           -----      -----        -----
Average shares outstanding,
including common stock
equivalents assumming full
dilution                                   5,018      4,983        4,884
                                           =====      =====        =====
Fully diluted earning (loss)
per share                                  $1.65 (2)   $.98 (2)   $(.52) (2)
                                           =====       ====       ======

(1) As common stock equivalents had less than 3% dilution, average shares outstanding is used in the computation of primary earnings (loss) per share.

(2) As there was less than 3% dilution for purposes of computing fully diluted earnings per share, average shares outstanding is used the the computation of diluted earnings (loss) per share.